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At 5:30 a.m., Eastern Time, on July 16, 2008, Asyst issued the following press release.
FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
John Swenson	Paul Kranhold/Andrew Cole
Asyst Technologies, Inc.	Sard Verbinnen & Co.
510-661-5000	415-618-8750
Asyst Technologies Announces Receipt of Unsolicited
Expression of Interest to Acquire Company
Fremont, Calif., July 16, 2008 — Asyst Technologies, Inc. (Nasdaq: ASYT) today announced that the Company received an unsolicited letter from Aquest Systems Corp. expressing an interest in exploring a potential acquisition of Asyst for $6.50 in cash per share. Consistent with its fiduciary duties, Asyst’s Board of Directors is reviewing the expression of interest in consultation with its financial and legal advisors.
     As part of its review, the Board has requested information from Aquest to substantiate a potential acquisition, including the availability and sources of committed financing. In addition, the Asyst Board is seeking to better understand the relationship disclosed in the letter between Aquest, The Gores Group and Riley Investment Management (Riley). As previously disclosed, Riley has notified the Company of its intention to seek control of the Asyst Board at the Company’s next annual meeting of shareholders in order to sell the Company in an auction process and identified the CEO of Aquest as a potential participant in Riley’s solicitation of proxies.
     Earlier this year, the Asyst Board received an unsolicited letter from The Gores Group expressing an interest in exploring a potential acquisition of the Company for $6.00 per share, which Gores subsequently reduced to between $5.00 and $6.00 per share. The Gores Group disclosed Aquest as a participant in the potential acquisition. Following a thorough review, the Board concluded that the acquisition contemplated in that expression of interest by Gores and Aquest was not in the best interests of shareholders, and the expression of interest was subsequently withdrawn.
     At this time, the Board has made no determination with regard to the Aquest proposal or a potential sale of the Company, nor as to the price and terms on which the Board would recommend any such transaction to shareholders. There can be no assurance that the Board’s review of this expression of interest from Aquest will result in any transaction.
     Merrill Lynch & Co. is acting as financial advisor and Baker & McKenzie, LLP is acting as legal advisor to the Company.
The text of the letter from Aquest and Asyst’s response letter of July 15 follows.

Text of Aquest letter:
July 9, 2008
Stephen S. Schwartz
President & Chief Executive Officer, Chairman of the Board
Asyst Technologies, Inc.
46897 Bayside Parkway
Fremont, CA 94538
Dear Steve,
I am writing to express Aquest’s interest in exploring a potential acquisition of Asyst Technologies, Inc. for $6.50 in cash per share. This proposal would represent an 84% premium to Asyst’s closing price on July 8th, 2008 and a 151% premium to the closing price of February 15, when there was the first public disclosure of our interest.
As you know, Aquest is well financed by leading investors in the industry who, along with others, have expressed interest in providing additional financing for this potential acquisition. Over the last year, Aquest along with The Gores Group LLC, have made repeated proposals to you which you have rebuffed. Based on your willingness to discuss our latest proposal, shareholders of Aquest and representatives of The Gores Group will join an appropriate meeting.
As the founder of Asyst and CEO for over 18 years, I am especially concerned about not affecting employee morale and customer satisfaction associated with Asyst, globally. As such, for now, we are willing to keep this communication confidential and to meet with you to discuss an appropriate plan for the Asyst Board of Directors to consider our proposal.
Finally, another expression of our serious interest is both Aquest and I personally have made significant investments in Asyst which are being managed by Riley Investment Management (‘RIM’). We are pleased to hear from RIM that you have communicated your willingness to entertain proposals for the sale of Asyst.
Aquest wants to reinitiate conversations with you directly. I will call you to schedule a meeting as soon as possible.
Regards,
Mihir Parikh
President & CEO
Aquest Systems Corp.
683 W. Made Ave
Sunnyvale, CA. 94085
(408)-530-2501
PS: Please note that at this point this proposal is non-binding and is subject to due diligence, negotiation of definitive transaction documents and approval by each of our boards.

Text of Asyst response:
Via E-Mail & DHL
July 15, 2008
Mihir Parikh
President and Chief Executive Officer
Aquest Systems Corp.
683 W. Maude Avenue
Sunnyvale, California 94085
Dear Mihir:
We appreciated meeting with you this morning to discuss your July 9, 2008 letter in which you described Aquest Systems Corp.’s interest in exploring a potential acquisition of Asyst Technologies, Inc. for $6.50 in cash per share. The Asyst Board has not determined whether this is an appropriate price that we could recommend to our shareholders; however we are prepared to continue to move forward with discussions.
As you confirmed in our meeting, Aquest itself does not have the financial capability to fund and close a potential acquisition of this magnitude on the indicated financial terms. We therefore request that you furnish us in writing confirmation of the following:
(i)	the specific party or parties in addition to Aquest that would participate in the proposed acquisition (whether as funders or as part of a buying group);

(ii)	the proposed acquisition price is for all of the outstanding shares of Asyst on a fully-diluted basis, and includes the assumption of all debt;

(iii)	the proposed acquisition price is an all cash offer and, as you stated this morning, is not dependent or contingent upon incremental financing (we note that Asyst’s existing debt financing contains change in control provisions); and

(iv)	the specific financial sources and uses of funding for the potential acquisition.
Our Board of Directors is open to exploring all opportunities that will enhance shareholder value. Accordingly, we look forward to hearing back from you soon regarding the foregoing.
Regards,
Stephen S. Schwartz
Chair and Chief Executive Officer
About Asyst Technologies
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing a broad range of products including automated transport and loading systems, wafer sorters, work-in-process materials management, equipment front-end systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com.
IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND
Asyst Technologies, Inc. plans to file with the SEC and make available to its shareholders a proxy statement and a white proxy card in connection with its 2008 annual meeting, and advises its shareholders to read the proxy statement relating to the 2008 annual meeting when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the proxy statement and other documents (when available) that Asyst files with the SEC at the SEC’s website at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Asyst by directing a request to Asyst Technologies, Inc., Attn: Investor Relations, John Swenson, 46897 Bayside Parkway, Fremont, California 94538, or from Asyst at www.asyst.com.
Asyst, its directors and named executive officers may be deemed to be participants in the solicitation of Asyst’s shareholders in connection with its 2008 annual meeting. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Asyst’s proxy statement filed with the SEC on July 27, 2007, for the 2007 annual meeting. To the extent holdings of Asyst securities have changed since the information set forth in that proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements made or implied concerning potential future transactions and the company’s future plans. The company assumes no obligation to update these statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include but are not limited to the following risks: uncertainty as to whether any acquisition proposal will result in a transaction at all or have a price or other terms beneficial to shareholders; adverse impacts that acquisition proposals could have on our business relationships with customers; possibility that key employees may pursue other opportunities due to concerns as to employment security at Asyst; adverse impacts that an unsolicited acquisition proposal and proxy contest seeking control of our board of directors may have on our operating expenses and our strategic and operating initiatives; and significant costs of defense, indemnification and liability if litigation were to arise in relation to any of the foregoing matters. Other factors that could adversely affect our business include risks relating to the continued acceptance of our products and services; the value, timing, release and market acceptance of new products; the ability to maintain or increase market share and product pricing; our reliance on a few key customers; the ability to reduce costs and improve product margins for our products in a competitive marketplace; the possibility that customers may cancel or delay planned expansion activity and thus delay or reduce related revenue; our ability to execute on our ongoing strategic and operating initiatives; the impact and outcome of any legal actions or proceedings; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2008, Asyst Technologies, Inc. All Rights Reserved.
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